Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Third Quarter 2018 Financial Results

Consolidated Sales Increase 15.7% in the Third Quarter and 20.5% Year to Date

Continued Benefits Recognized from Recent Acquisitions
March 1, 2018, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12 institutions, today reported sales and earnings for the third quarter for fiscal year 2018. The Company has two reportable segments: Barnes & Noble College Booksellers, LLC (“BNC”) and MBS Textbook Exchange, LLC (“MBS”).

Financial highlights for the third quarter 2018 and fiscal year to date 2018:

•	Consolidated sales of $603.4 million increased 15.7%, as compared to the prior year period; year to date consolidated sales of $1,846.0 million increased 20.5% as compared to the prior year period.

•
Consolidated third quarter GAAP net loss of $(283.2) million, as compared to net income of $3.8 million in the prior year period; year to date GAAP net loss of $(269.6) million, as compared to net income of $5.1 million in the prior year period. The third quarter and year to date net loss includes a non-cash goodwill impairment charge of $313.1 million in the BNC segment.

•
Consolidated third quarter non-GAAP Adjusted Earnings of $19.6 million, as compared to $4.0 million in the prior year period; year to date non-GAAP Adjusted Earnings of $39.8 million, as compared to $7.8 million in the prior year period.

•
Consolidated third quarter non-GAAP Adjusted EBITDA of $34.6 million, an increase of $15.8 million, or 83.7%, as compared to the prior year period; year to date non-GAAP Adjusted EBITDA of $104.6 million, an increase of $51.9 million, or 98.4%, as compared to the prior year period.

Operational highlights for the third quarter 2018:

•	Continued to expand and enhance the Company's First Day™ inclusive access systems solutions, with adoptions doubling compared to the prior year.

•	Increased BNC e-commerce sales by 5.8% in the quarter, with approximately 68% of online orders picked up in-store.

•
Partnership announced with The Princeton Review to offer its products and services to the Company's network of more than six million students and through its more than 780 physical bookstores; launched joint landing page for e-commerce sales.

•	Continued to recognize benefits of the synergies and integration of MBS, with $138.9 million of sales in the third quarter and $20.8 million of Adjusted EBITDA.

•	Student Brands continued to increase its number of subscribers, with $5.6 million of sales in the third quarter and $3.4 million of Adjusted EBITDA.

•	Expanded BNED Courseware offering this spring semester to extend to approximately 16,000 students through 18 courses.

“We remain focused on strengthening our position as a leading aggregator and distributor of physical and digital educational content, and on developing expanded direct-to-student digital services that we can offer both in and outside our managed stores footprint,” said Michael P. Huseby, Chairman and Chief Executive Officer, Barnes & Noble Education. “Our acquisitions of MBS and Student Brands, which both performed extremely well in the quarter, as well as our newly expanded digital distribution relationships with leading publishers, are just a few examples of how we are evolving our business model to effectively compete and provide sustainable value to the students, faculty and institutions we serve.”

Third Quarter 2018 and Year to Date Results
Results for the 13 and 39 weeks of fiscal 2018 and fiscal 2017 are as follows:

$ in millions	13 and 39 Weeks Selected Data (unaudited)
	13 Weeks Q3 2018	13 Weeks Q3 2017	39 Weeks 2018	39 Weeks 2017
Total Sales	$603.4	$521.6	$1,846.0	$1,531.5
Net (Loss) Income(1)	$(283.2)	$3.8	$(269.6)	$5.1

Non-GAAP(2)
Adjusted EBITDA	$34.6	$18.8	$104.6	$52.7
Adjusted Earnings	$19.6	$4.0	$39.8	$7.8
(1) Includes a pre-tax goodwill non-cash impairment charge of $313.1 million at BNC, or $302.9 million after tax on a net tax basis, recorded in the third quarter.
(2) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

Consolidated third quarter sales of $603.4 million increased $81.7 million, or 15.7%, as compared to the prior year period. This increase was primarily attributable to the contributions from the MBS and Student Brands acquisitions and net new stores opened at BNC, partially offset by the impact from declining comparable store sales at BNC.

Comparable store sales at BNC decreased 6.2% for the quarter representing approximately $31.3 million in revenue. Consistent with prior years, the Spring Rush period extended beyond the quarter due to later school openings and the continued pattern of students buying course materials later in the semester. Factoring in the month of February, comparable store sales at BNC decreased 4.2% on a year to date basis.

In the third quarter, the Company completed its annual goodwill impairment test required by GAAP, and determined that the carrying amount of goodwill at BNC exceeded its estimated fair value, due to the reduction in BNED’s market capitalization. As a result, the Company recorded a pre-tax goodwill non-cash impairment charge of $313.1 million at BNC or $302.9 million on a net tax basis.

Third quarter net loss was $(283.2) million, or $(6.04) per diluted share, compared to net income of $3.8 million, or $0.08 per diluted share, in the prior year period. The current year’s fiscal quarter has 46.9 million diluted shares outstanding, while the prior year period had 46.8 million diluted shares outstanding. The Company reported non-GAAP Adjusted Earnings of $19.6 million during the quarter, compared with $4.0 million in the prior year period.

The Company’s Adjusted EBITDA was $34.6 million for the quarter, as compared to $18.8 million in the prior year period, an increase due primarily to the contributions from the MBS and Student Brands acquisitions of $20.8 million and $3.4 million, respectively, partially offset by the Adjusted EBITDA impact from lower comparable store sales at BNC.

As a result of the acquisition of MBS on February 27, 2017 and the acquisition of Student Brands on August 3, 2017, the condensed consolidated financial statements for the 13 weeks and 39 weeks ended January 27, 2018 include the financial results of MBS for the entire year and Student Brands from the acquisition date. All material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 weeks and 39 weeks ended January 28, 2017 do not include any financial results of MBS and Student Brands.

Outlook
For fiscal year 2018, the Company continues to expect sales at BNC to be relatively flat, while BNC comparable store sales are now projected to decline in the mid-single digit percentage point range year over year. The Company continues to expect consolidated sales to be in the range of $2.25 billion to $2.35 billion before intercompany eliminations. The Company is raising its consolidated Adjusted EBITDA guidance, and now expects to achieve consolidated Adjusted EBITDA of $115 million to $125 million for fiscal year 2018, up from the previous range of $105 million to $120 million. Capital expenditures are now expected to be approximately $45 million (down from prior guidance of $50 million), which represents an increase from fiscal 2017 due to new store growth at BNC.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 9:00 a.m. Eastern Time on Thursday, March 1, 2018 and can be accessed at the Barnes & Noble Education corporate website at www.bned.com.

Barnes & Noble Education expects to report fiscal 2018 fourth quarter results on or about June 26, 2018.

EXPLANATORY NOTE

Effective with the acquisition of MBS Textbook Exchange, LLC ("MBS") on February 27, 2017, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior to the acquisition. The condensed consolidated financial statements for the 13 and 39 weeks ended January 27, 2018 include the financial results of MBS and all material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 and 39 weeks ended January 28, 2017 exclude the financial results of MBS.

•	BNC operates 782 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC, and BNC also includes our digital operations.

•
MBS operates 698 virtual bookstores and is the largest contract operator of virtual bookstores for college and university campuses, and private/parochial K-12 schools. MBS is also one of the largest textbook wholesalers in the country. MBS's wholesale business centrally sources and sells new and used textbooks to more than 3,700 physical college bookstores, including BNC’s 782 campus bookstores.

On August 3, 2017, we acquired Student Brands, LLC ("Student Brands"), a leading direct-to-student subscription-based writing services business. The condensed consolidated financial statements for the 13 and 39 weeks ended January 27, 2018 include the financial results of Student Brands in the BNC segment from the date of acquisition and all material intercompany accounts and transactions have been eliminated in consolidation, The condensed consolidated financial statements for the 13 and 39 weeks ended January 28, 2017 exclude the financial results of Student Brands.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Sales:
Product sales and other	$540,903	$457,147	$1,693,230	$1,372,810
Rental income	62,488	64,477	152,733	158,722
Total sales	603,391	521,624	1,845,963	1,531,532
Cost of sales: (a)
Product and other cost of sales	419,641	366,190	1,326,221	1,098,682
Rental cost of sales	37,215	39,509	91,936	97,998
Total cost of sales	456,856	405,699	1,418,157	1,196,680
Gross profit	146,535	115,925	427,806	334,852
Selling and administrative expenses	111,974	97,111	326,532	282,171
Depreciation and amortization expense	17,007	13,149	48,728	39,057
Impairment loss (non-cash) (a)	313,130	—	313,130	—
Restructuring and other charges (a)	—	—	5,429	1,790
Transaction costs (a)	49	467	1,895	2,638
Operating (loss) income	(295,625)	5,198	(267,908)	9,196
Interest expense, net	2,954	679	7,828	1,975
Loss (income) before income taxes	(298,579)	4,519	(275,736)	7,221
Income tax (benefit) expense	(15,344)	758	(6,113)	2,087
Net (loss) income	$(283,235)	$3,761	$(269,623)	$5,134

(Loss) Earnings per common share:
Basic	$(6.04)	$0.08	$(5.77)	$0.11
Diluted	$(6.04)	$0.08	$(5.77)	$0.11
Weighted average common shares outstanding:
Basic	46,914	46,276	46,712	46,265
Diluted	46,914	46,844	46,712	46,716

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Percentage of sales:
Sales:
Product sales and other	89.6%	87.6%	91.7%	89.6%
Rental income	10.4%	12.4%	8.3%	10.4%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	77.6%	80.1%	78.3%	80.0%
Rental cost of sales (a)	59.6%	61.3%	60.2%	61.7%
Total cost of sales	75.7%	77.8%	76.8%	78.1%
Gross profit	24.3%	22.2%	23.2%	21.9%
Selling and administrative expenses	18.6%	18.6%	17.7%	18.4%
Depreciation and amortization expense	2.8%	2.5%	2.6%	2.6%
Impairment loss (non-cash)	51.9%	—%	17.0%	—%
Restructuring and other charges	—%	—%	0.3%	0.1%
Transaction costs	—%	0.1%	0.1%	0.2%
Operating (loss) income	(49.0)%	1.0%	(14.5)%	0.6%
Interest expense, net	0.5%	0.1%	0.4%	0.1%
(Loss) income before income taxes	(49.5)%	0.9%	(14.9)%	0.5%
Income tax (benefit) expense	(2.5)%	0.1%	(0.3)%	0.1%
Net (loss) income	(47.0)%	0.8%	(14.6)%	0.4%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 27, 2018	January 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$22,373	$132,061
Receivables, net	243,434	178,825
Merchandise inventories, net	614,499	494,032
Textbook rental inventories	61,427	67,372
Prepaid expenses and other current assets	12,274	8,134
Total current assets	954,007	880,424
Property and equipment, net	110,987	107,272
Intangible assets, net	224,314	191,628
Goodwill	49,282	281,346
Other noncurrent assets	41,990	39,233
Total assets	$1,380,580	$1,499,903
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$488,954	$480,378
Accrued liabilities	252,202	207,731
Total current liabilities	741,156	688,109
Long-term deferred taxes, net	4,278	22,709
Other long-term liabilities	73,468	76,196
Long-term borrowings	113,000	—
Total liabilities	931,902	787,014
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 50,028 and 48,972 shares, respectively; outstanding, 46,914 and 46,276 shares, respectively	500	490
Additional paid-in-capital	715,088	706,736
(Accumulated deficit) Retained earnings	(237,260)	32,136
Treasury stock, at cost	(29,650)	(26,473)
Total stockholders' equity	448,678	712,889
Total liabilities and stockholders' equity	$1,380,580	$1,499,903

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Numerator for basic earnings per share:
Net (loss) income	$(283,235)	$3,761	$(269,623)	$5,134
Less allocation of earnings to participating securities	—	(1)	—	(3)
Net (loss) income available to common shareholders	$(283,235)	$3,760	$(269,623)	$5,131

Numerator for diluted earnings per share:
Net (loss) income	$(283,235)	$3,760	$(269,623)	$5,131
Allocation of earnings to participating securities	—	1	—	3
Less allocation of earnings to participating securities	—	(1)	—	(3)
Net (loss) income available to common shareholders	$(283,235)	$3,760	$(269,623)	$5,131

Denominator for basic earnings per share:
Basic weighted average common shares	46,914	46,276	46,712	46,265

Denominator for diluted earnings per share:
Basic weighted average common shares	46,914	46,276	46,712	46,265
Average dilutive restricted stock units	—	512	—	397
Average dilutive performance shares	—	52	—	33
Average dilutive restricted shares	—	4	—	21
Average dilutive performance share units	—	—	—	—
Average dilutive options	—	—	—	—
Diluted weighted average common shares	46,914	46,844	46,712	46,716

(Loss) Earnings per common share:
Basic	$(6.04)	$0.08	$(5.77)	$0.11
Diluted	$(6.04)	$0.08	$(5.77)	$0.11

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Sales
BNC	$506,460	$521,624	$1,518,224	$1,531,532
MBS	138,927	—	413,579	—
Elimination	(41,996)	—	(85,840)	—
Total	$603,391	$521,624	$1,845,963	$1,531,532

Gross profit
BNC	$117,413	115,925	$337,875	$334,852
MBS (b)	34,949	—	98,986	—
Elimination	(5,827)	—	(5,782)	—
Total	$146,535	$115,925	$431,079	$334,852

Selling and administrative expenses
BNC	$97,777	$97,111	$283,546	$282,171
MBS	14,197	—	42,986	—
Total	$111,974	$97,111	$326,532	$282,171

Adjusted EBITDA (Non-GAAP) (c)
BNC	$19,636	$18,814	$54,329	$52,681
MBS (b)	20,752	—	56,000	—
Elimination	(5,827)	—	(5,782)	—
Total	$34,561	$18,814	$104,547	$52,681

Percentage of Segment Sales	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Gross margin
BNC	23.2%	22.2%	22.3%	21.9%
MBS (b)	25.2%	—%	23.9%	—%
Elimination	13.9%	—%	6.7%	—%
Total gross margin	24.3%	22.2%	23.4%	21.9%

Selling and administrative expenses
BNC	19.3%	18.6%	18.7%	18.4%
MBS	10.2%	—%	10.4%	—%
Total selling and administrative expenses	18.6%	18.6%	17.7%	18.4%

(a) Effective with the acquisition of MBS Textbook Exchange, LLC ("MBS") on February 27, 2017, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior the acquisition. For more information, see the Explanatory Note.

(b) Excludes $3,273 of incremental cost of sales related to inventory fair value amortization for the 39 weeks ended January 27, 2018.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Net (loss) income	$(283,235)	$3,761	$(269,623)	$5,134
Reconciling items, after-tax (below)	302,879	286	309,404	2,714
Adjusted Earnings (Non-GAAP)	$19,644	$4,047	$39,781	$7,848

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$313,130	$—	$313,130	$—
Inventory valuation amortization (MBS) (non-cash) (b)	—	—	3,273	—
Restructuring and other charges (c)	—	—	5,429	1,790
Transaction costs (d)	49	467	1,895	2,638
Reconciling items, pre-tax	313,179	467	323,727	4,428
Less: Pro forma income tax impact (e)	10,300	181	14,323	1,714
Reconciling items, after-tax	$302,879	$286	$309,404	$2,714

Adjusted EBITDA	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Net (loss) income	$(283,235)	$3,761	$(269,623)	$5,134
Add:
Depreciation and amortization expense	17,007	13,149	48,728	39,057
Interest expense, net	2,954	679	7,828	1,975
Income tax expense	(15,344)	758	(6,113)	2,087
Impairment loss (non-cash) (a)	313,130	—	313,130	—
Inventory valuation amortization (MBS) (non-cash) (b)	—	—	3,273	—
Restructuring and other charges (c)	—	—	5,429	1,790
Transaction costs (d)	49	467	1,895	2,638
Adjusted EBITDA (Non-GAAP)	$34,561	$18,814	$104,547	$52,681

(a) During the 13 weeks ended January 27, 2018, we completed our annual goodwill impairment test. In performing the valuation, we used cash flows that reflected management’s forecasts and discount rates that included risk adjustments consistent with the current market conditions. Based on the results of the impairment test, the carrying value of the BNC reporting unit exceeded its fair value and we recorded a goodwill impairment (non-cash impairment loss) of $313.1 million for the BNC segment. For additional information, see Form 10-Q for the quarter ended January 27, 2018 which is expected to be filed on March 1, 2018.

(b) For the 39 weeks ended January 27, 2018, gross margin includes $3.3 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017. The non-cash fair value inventory adjustment for MBS was recognized over six months from the date of acquisition and was allocated based on monthly sales.

(c) On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of the Company and Mr. Michael P. Huseby was appointed to the position of Chief Executive Officer and Chairman of the Board, both effective as of September 19, 2017. Pursuant to the terms of the Retirement Letter Agreement, Mr. Roberts received an aggregate payment of approximately $4.4 million, comprised of salary, bonus and benefits. In addition, the Company paid Mr. Roberts and Mr. Huseby a one-time cash transition payment of approximately $0.5 million and $0.3 million, respectively, at the time of the transition. During the 39 weeks ended January 27, 2018, we recognized restructuring and other charges of approximately $5.4 million, which is comprised of the termination and transition payments. For additional information, see Form 8-K dated July 19, 2017, filed with the SEC on July 20, 2017.

In Fiscal 2016, we implemented a plan to restructure our digital operations which was completed in the first quarter of Fiscal 2017, and was primarily comprised of costs related to employee matters.

(d) Transaction costs are costs incurred for business development and acquisitions.

(e) Represents the income tax effects of the non-GAAP items.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes. These non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's performance or any other measures of performance derived in accordance with GAAP.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 29, 2017 filed with the SEC on July 12, 2017, which includes consolidated financial statements for each of the three years for the period ended April 29, 2017 (Fiscal 2017, Fiscal 2016, and Fiscal 2015), the Company's Quarterly Report on Form 10-Q for the period ended July 29, 2017 filed with the SEC on August 30, 2017 and the Company's Quarterly Report on Form 10-Q for the period ended October 28, 2017 filed with the SEC on December 5, 2017.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended		39 weeks ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
MBS Sales (a)
Wholesale	$92.2	$—	$232.2	$—
Direct	46.7	—	181.4	—
MBS total sales subtotal:	$138.9	$—	$413.6	$—
BNC Sales
New stores (b)	$14.1	$34.2	$55.8	$92.7
Closed stores (b)	(2.2)	(8.0)	(9.7)	(20.6)
Comparable stores (c)	(31.3)	(27.3)	(69.9)	(59.8)
Textbook rental deferral	2.6	2.3	6.2	0.1
Service revenue (d)	6.7	0.9	13.1	3.3
Other (e)	(5.1)	1.1	(8.8)	2.5
BNC total sales subtotal:	$(15.2)	$3.2	$(13.3)	$18.2
Eliminations (f)	$(42.0)	—	$(85.9)	—
Total sales variance	$81.7	$3.2	$314.4	$18.2

(a)
On February 27, 2017, we acquired MBS Textbook Exchange, LLC ("MBS"). The condensed consolidated financial statements for the 13 and 39 weeks ended January 27, 2018 include the financial results of MBS and all material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 and 39 weeks ended January 28, 2017 exclude the financial results of MBS.

Our retail business (BNC and MBS Direct) is highly seasonal, with sales generally highest in the second and third fiscal quarters, when college students generally purchase textbooks for the upcoming semesters, and lowest in the first and fourth fiscal quarters. Sales attributable to our MBS wholesale business are generally highest in our first, second and third quarter, as it sells textbooks for retail distribution, which somewhat offsets the decreased first quarter sales attributable to our retail business.

(b)	The following is a store count summary for BNC physical stores and MBS virtual stores:

	13 weeks ended January 27, 2018		13 weeks ended January 28, 2017
	BNC Stores	MBS Direct Stores	BNC Stores
Stores opened	6	5	2
Stores closed	1	13	3
Number of stores open at end of period	782	698	770

	39 weeks ended January 27, 2018		39 weeks ended January 28, 2017
	BNC Stores	MBS Direct Stores	BNC Stores
Stores opened	30	19	36
Stores closed	17	33	17
Number of stores open at end of period	782	698	770

(c)	See below.

(d)	Service revenue includes Student Brands, brand partnerships, Promoversity, LoudCloud, shipping and handling and revenue from other programs.

(e)	Other includes certain adjusting items related to return reserves and other deferred items.

(f)	Eliminate MBS sales to BNED and BNED commissions earned from MBS.

Comparable Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 and 39 and week periods are as follows:

	13 weeks ended				39 weeks ended
	January 27, 2018		January 28, 2017		January 27, 2018		January 28, 2017
Textbooks	$(26.3)	(7.2)%	$(25.4)	(6.7)%	$(62.8)	(6.1)%	$(55.3)	(5.3)%
General Merchandise	(3.5)	(2.8)%	(0.5)	(0.5)%	(3.3)	(0.8)%	(1.2)	(0.3)%
Trade Books	(1.5)	(11.9)%	(1.2)	(8.3)%	(3.8)	(9.5)%	(2.7)	(6.2)%
Other	—	—%	(0.2)	(86.7)%	—	—%	(0.6)	(88.3)%
Total Comparable Store Sales	$(31.3)	(6.2)%	$(27.3)	(5.3)%	$(69.9)	(4.7)%	$(59.8)	(4.0)%
Effective for the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method better reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. Prior year comparable store sales have been updated to exclude store inventory sales to MBS, which are reflected as intercompany inventory transfers since the acquisition.

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12 institutions, enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College and MBS subsidiaries, Barnes & Noble Education operates 1,480 physical and virtual bookstores and serves more than 6 million students and faculty, and offers a suite of digital software, content and services including direct-to-student study tools. The Company also operates one of the largest textbook wholesale distribution channels in the United States. Barnes & Noble Education acts as a strategic partner to drive student success, provide value and support to students and faculty, and create loyalty and improve retention, while supporting the financial goals of our college and university partners.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, and Promoversity, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions, including MBS Textbook Exchange, LLC and Student Brands, LLC, may not be fully realized or may take longer than expected; the integration of MBS Textbook Exchange, LLC’s operations into our own may also increase the risk of our internal controls being found ineffective; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; changes to purchase or rental general terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 29, 2017. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.